Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Twin Hospitality Group Inc. (the “Company”) and Kim A. Boerema (the “Employee”).

1. Employment and Term. The Company agrees to employ Employee, and Employee agrees to be employed by the Company pursuant to this Agreement, commencing on May 19, 2025 (“Effective Date”). The parties agree that Employee’s employment is employment at will, such that either the Company or Employee may terminate the employment at any time, with or without cause, by providing written notice to the other pursuant to Sections 4 and 8 of this Agreement. The final date of Employee’s employment, under any circumstances, shall be referred to herein as the “Completion Date” and the actual period of Employee’s employment from the Effective Date until the Completion Date shall be referred to herein as the “Employment Period.”

2. Position and Duties. The Company shall employ Employee during the Employment Period as President and Chief Executive Officer of the Company, although Employee may have such other titles in addition to or in lieu thereof as the Board of Directors of the Company (the “Board”) determines in its sole discretion. Employee shall also serve as President and Chief Executive Officer of the Company’s direct and indirect subsidiaries, as appropriate in the Board’s discretion. Employee shall report to and shall have such responsibilities as may, from time to time, be duly authorized or directed by the Board or their designee. Employee shall also be responsible for those duties and obligations that are normally expected to be performed by a person employed in a similar capacity. During the Employment Period, Employee shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Employee shall at all times act in the best interests of the Company. During the Employment Period, Employee shall devote his full business time, attention and effort to the affairs of the Company and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board; provided, however, this provision is not intended to prevent Employee from making passive investments or to restrict Employee’s ability to engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder.

3. Compensation. Employee acknowledges and agrees that his right to compensation under this Agreement shall terminate on the Completion Date except as otherwise provided hereunder. As compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay to Employee the following compensation:

3.1 Base Salary. During the Employment Period, the Company shall pay to Employee a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum (the “Base Salary”), payable on the Company’s regular payroll schedule. The Company shall deduct from the Base Salary paid to Employee the required federal, state and local withholding taxes, as well as any other authorized deductions. Employee shall be eligible to be considered for an annual merit-based increase of the base salary; provided, however, that the decision to give Employee an increase and the amount of such increase, if any, shall be and is in the sole and absolute discretion of the Board.

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3.2 Discretionary Bonus. Employee may be entitled to an annual discretionary bonus (the “Bonus”) in the sole and absolute discretion of the Board based upon, among other things, the financial and operational results of the Company and Employee’s performance of his duties and responsibilities; provided, however, the Bonus granted to Employee shall be no less than Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, which will be pro-rated from the Effective Date for the initial year. The Bonus shall be due and payable within 30 days following the fiscal year end of the Company.

3.3 Restricted Stock Units. As of the Effective Date, and subject to approval by the Board under the Company’s Management Equity Plan (the “RSU Plan”), Employee will be granted two hundred fifty thousand (250,000) restricted stock units (“RSUs”), each RSU representing the right to receive one share of the Company’s Class A common stock upon settlement. Provided the Employee’s continuous Service (as defined in the RSU Plan) has not terminated, the RSUs will vest in three (3) equal annual installments, beginning on the first anniversary of the Effective Date. Any unvested RSUs will be forfeited automatically and without consideration upon Employee’s termination of Service for any reason, except as otherwise provided in the RSU Plan or the individual RSU award agreement. The RSUs are granted pursuant to, and will in all respects be subject to, the RSU Plan and a customary RSU award agreement, each of which is hereby incorporated by reference. Notwithstanding the terms of the RSU Plan, unless it is in connection with Severance Pay as provided in Section 4.5.2 below, the Company may not require you to execute (and not revoke) a general release of claims in favor of the Company in connection with the issuance of shares after they have vested.

3.4 Stock Options. As of the Effective Date, and subject to approval by the Board under the Company’s 2025 Incentive Compensation Plan (the “Option Plan”), Employee will be granted an option to purchase fifty thousand (50,000) shares of the Company’s Class A common stock (the “Option”), at an exercise price per share equal to the fair-market value per share of the Class A common stock on the Effective Date, as determined under the Option Plan. Provided the Employee’s continuous Service has not terminated, the Option will vest and become exercisable in three (3) equal annual installments, beginning on the first anniversary of the Effective Date. The Option will have a maximum term of ten (10) years from the grant date, subject to earlier termination as provided in the Option Plan and the applicable stock option agreement. Upon termination of Service, Employee may exercise any vested portion of the Option during the period (if any) specified in the Option Plan and stock-option agreement, but all unvested shares will be forfeited immediately. Except as expressly provided here, the Option is subject to the terms of the Option Plan and a customary stock-option agreement.

3.5 Benefit Plans. Except as provided more specifically herein, during the Employment Period, Employee shall be entitled to participate in the Company’s employee benefit plans or programs available to regular full-time exempt employees of the Company and their families (including health, life, disability, and vision/dental insurance), provided that Employee meets all eligibility requirements under those plans or programs. Unless otherwise provided herein, Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs including, without limitation, the Company’s right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants. Any reduction, alteration or enhancement of the benefit plans and programs shall not be deemed to be a breach of this Agreement by the Company.

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3.6 Paid Time Off. Employee shall be entitled to twenty (20) days of paid time off (which can be used for vacation, illness, or other personal reasons) during each twelve (12)-month period of employment (which will be prorated for partial years), to accrue at a rate of 1.67 days each month of regular full-time employment during the Employment Period. The parties expressly agree that Employee’s paid time off accrual may be carried over to the following calendar year, but the accrual shall be capped at thirty (30) days, and that he may accrue additional paid time off only after his total accrued paid time off falls below that cap. Any accrued but unused paid time off is not paid at the Completion Date.

3.7 One-Time Relocation Allowance. The Company will provide Employee a one-time relocation allowance in the gross amount of Fifty Thousand Dollars ($50,000) (the “Relocation Allowance”) to assist with reasonable, documented expenses incurred in moving the Employee’s primary residence to Dallas, Texas, which is an essential requirement of Employee’s position. Eligible expenses must be incurred within six (6) months following the Effective Date. Any portion of the Relocation Allowance not utilized and substantiated by valid receipts or other documentation acceptable to the Company within that six-month period will be forfeited. The Relocation Allowance will be paid in a lump sum (less applicable deductions and withholdings) within thirty (30) days after Employee submits satisfactory documentation of qualifying expenses, or at such earlier time as determined by the Company in its discretion. If, within twelve (12) months after the Effective Date, Employee (a) voluntarily resigns (other than for Good Reason) or (b) is terminated by the Company for Cause, Employee agrees to repay the Relocation Allowance to the Company. Except as expressly set forth in this Section, Employee is not entitled to any other relocation or moving benefits, reimbursements, or gross-up payments.

3.8 Dining Privileges. During the Employment Period, Employee shall be granted complimentary dining privileges at all restaurants owned/operated by the Company.

3.9 Expense Reimbursement. During the Employment Period, the Company shall reimburse Employee, in accordance with the Company’s policies and procedures, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder.

4. Termination.

4.1 Termination At-Will By Either Party. Employee’s employment is employment at will, such that either the Company or Employee may terminate the employment at any time, with or without cause, by providing written notice to the other pursuant to Section 8 of this Agreement (“Termination Notice”). Such Termination Notice shall specify the Completion Date. The Company may elect to pay Employee through the notice period without requiring some or any of his services. Employee agrees that he will continue to perform services for the Company in good faith and to the best of his abilities during the notice period regardless of whether he or the Company provides the Termination Notice, unless such services are expressly declined by the Company.

4.2 Termination By Company For Cause. The Board may also terminate Employee’s employment under this Agreement at any time for Cause upon written notice to Employee. “Cause” shall mean any one or more of the following:

4.2.1 Employee’s failure to perform his duties in a manner which is deemed satisfactory by the Board in its sole and exclusive discretion;

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4.2.2 Employee’s admission or conviction of, or entry of a plea of nolo contendere by Employee of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft;

4.2.3 Employee’s receipt, personally or on behalf of another person, of a benefit relating to the Company that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation;

4.2.4 any negligence, willful misconduct or personal dishonesty of Employee resulting, in the good faith determination of the Board, in a loss to the Company or any of its affiliates, successors or assigns, or in damage to the reputation of the Company or any of its affiliates, successors or assigns;

4.2.5 failure by Employee to comply with any Company policy as determined by the Board;

4.2.6 breach by Employee of any of the terms of this Agreement;

4.2.7 disparagement by Employee of the Company or its employees, or engaging in any conduct that would tend to harm their reputation, as determined by the Board.

4.3 Termination by Employee for Good Reason. Employee may terminate his employment hereunder at any time for Good Reason, upon sixty (60) days’ written notice to the Company. “Good Reason” shall mean any one or more of the following:

4.3.1 any failure by the Company to comply with any material provision of this Agreement that is not otherwise remedied during the notice period;

4.3.2 any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company to assume the Company’s obligations under this Agreement that is not otherwise remedied during the notice period.

4.4 Notice of Termination. Any termination of Employee’s employment by the Company or by Employee shall be communicated by written notice in accordance with Section 8 herein.

4.5 Compensation Upon Termination.

4.5.1 If Employee’s employment is terminated (a) by the Company for Cause, or (b) by Employee other than for Good Reason, Employee shall not be entitled to receive any compensation or Bonus except for his Base Salary for services rendered through the Completion Date and not previously paid. Employee’s participation in the Company’s other employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

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4.5.2 If Employee’s employment is terminated (a) by the Company not for Cause, or (b) by Employee for Good Reason, Employee shall be entitled to receive: (i) Base Salary for services rendered through the Completion Date and not previously paid; (ii) any prorated Bonus amounts through the Completion Date; and (iii) an amount equal to twelve (12) months’ pay at the rate of the Base Salary in effect on the Completion Date, payable in equal installments on the Company’s regular payroll schedule commencing on the first regular payroll date following the Completion Date (“Severance Pay”), so long as the Employee agrees to a full separation agreement and release of claims on terms proposed by the Company. Employee’s participation in the Company’s other employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

5. Protection of Company Assets.

5.1 Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” means information and trade secrets that are not publicly revealed or disclosed or generally known to the public or in the restaurant business and that is or was used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by Employee while providing services to the Company, any Affiliate or any predecessors thereof pertaining directly to (i) the business or affairs of the Company or any Affiliate (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) trade dress (such as store aesthetics, menu design and the like), (v) analyses, (vi) designs, drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions (including recipes), devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customer, client and supplier lists, (xiii) other copyrightable works, (xiv) production methods, processes, technology and trade secrets, (xv) business strategies, expansion and acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through lawful means other than through disclosure by Employee; or (B) the information is disclosed to Employee without a confidential restriction by a third party (unaffiliated with the Company or any Affiliate) who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. For purposes of this Agreement, the “Company Business” shall include, with respect to any date, any other business, products or services of the Company or its Affiliates as such businesses, products and/or services exist or are in the process of being formed or acquired, with respect to which (i) Employee is actively engaged or (ii) Employee has learned or received Confidential Information.

5.1.1 “Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

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5.1.2 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity.

5.2 Confidentiality. Employee shall not disclose or use or copy or reproduce at any time without the written consent of the Company, either during the Employment Period or thereafter, any Confidential Information (as defined above) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company prompt notice of such disclosure and cooperate with the Company in seeking suitable protection. Employee acknowledges that the Confidential Information has been generated at great effort and expense by the Company and its predecessors and Affiliates and has been maintained in a confidential manner by the Company, its predecessors and Affiliates. Employee does not claim any rights to or lien on any Confidential Information. Employee will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which Employee becomes aware and of all details thereof. Employee shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee shall deliver to the Company on the Completion Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information which Employee may then possess or have under his control, or shall attest that any such Confidential Information has been destroyed. Employee shall permanently delete any and all Confidential Information from his personal computer or other place of electronic storage that cannot reasonably be returned to the Company on the Completion, or at any time that the Company may request. If so requested, Employee shall provide to the Company a signed statement confirming that he has fully complied with this Section.

5.2.1 For purposes of clarification, Employee agrees that he will not use or disclose any Confidential Information about the Company or any of its subsidiaries’ customers or its prospective customers (including, without limitation, the identity and special needs of the customers/prospects of the Company or any of its subsidiaries, key customer/prospect contact information, historical information about the customer’s/prospect’s orders, sales, sales volume, pricing, discounting and other financial arrangements) at any time for any purpose after the Completion Date. Employee understands and agrees that he shall not use such information for any purpose other than in connection with his employment by the Company, regardless of whether he has or ever had such information in written form. Employee’s obligations in respect of the Company’s Confidential Information shall survive the termination of this Agreement.

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5.3 Defend Trade Secret Act. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Employee of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage Employee from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

5.3.1 An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3.2 An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

5.4 Non-Competition & Non-Solicitation. The Company considers it essential to the Company’s interest to foster the continuous employment of key management personnel. Given the highly competitive nature of the table-service hospitality industry and the invaluable intellectual property of the Company, the Parties agree that it is necessary to protect the long-term interests of the Company. In order to induce Employee to be employed by the Company and to protect the Company’s Confidential Information which Employee will receive during the Employment Period, Employee has agreed to certain restrictive covenants. Employee agrees that for a period of twelve (12) months following the Completion Date (and expressly subject to the geographical limitations included in this Section), Employee shall not: (a) work as an employee of a business that derives at least 50% of its revenue from a casual dining restaurant with table service and features an all-female wait staff as an integral part of its business model; (b) solicit or contact with a view to the engagement of employment of, any person who is an employee of Company or any of its subsidiaries; or (c) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Company or any of its subsidiaries) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials, or services to Company or any of its subsidiaries, and with whom Employee had material business contact with during the Employment Period. The foregoing restrictions shall apply to conduct and activity in any location within 25 miles of any (i) existing and open “Twin Peaks” branded restaurant or (ii) planned “Twin Peaks” branded restaurant where the Company or any of its Affiliates has executed a letter of intent or similar agreement to open such restaurant, in each case as of the Completion Date.

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5.5 Assignment of Inventions. Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to Employee’s work with the Company or its Affiliates, made or conceived by Employee, solely or jointly with others, during the Employment Period, or (B) suggested by any work that Employee performs in connection with the Company or its Affiliates, either while performing Employee’s duties with the Company or its Affiliates or on Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Employee will surrender them upon the Completion Date, or upon the Company’s request. Employee hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Period, together with the right to file, in Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).

5.5.1 Employee will, at any time during and subsequent to the Employment Period, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Employee from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

5.5.2 In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Employee hereby waives any so called “moral rights” with respect to the Inventions. To the extent that Employee has any rights in the results and proceeds of Employee’s service to the Company that cannot be assigned in the manner described herein, Employee agrees to unconditionally waive the enforcement of such rights. Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Employee’s benefit by virtue of Employee being an employee of or other service provider to the Company.

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5.6 Third Party Information. Employee acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company’s Board. Employee represents and warrants that Employee has not improperly taken or does not otherwise possess any documents, listings, hardware, software, discs, or any other tangible medium that embodies confidential or proprietary information from any third party, and that Employee does not intend to copy, refer to, or in any way use information that is proprietary to any third party in performing duties for the Company.

5.7 Damages. The parties agree that money damages would not be a sufficient remedy for any breach of Section 5 of this Agreement and that the Company will also be entitled to equitable remedies, including an injunction, as a remedy for any such breach.

5.8 Survival. Employee expressly acknowledges and agrees that the rights and obligations under Section 5 of this Agreement shall continue and survive the expiration or termination of this Agreement, for the periods and as specified herein.

6. Non-Disparagement. Employee agrees not to make negative comments or otherwise disparage the Company or any of its Affiliates, or any of their respective officers, directors, employees, shareholders, agents or products other than (i) in the good faith performance of Employee’s duties to the Company or any of its Affiliates during the Employment Period; or (ii) in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

7. Arbitration. The parties agree that any dispute or controversy between the Company and Employee, whether arising out of or relating to this Agreement, Employee’s employment with the Company, the termination of such employment, or otherwise, shall be submitted to binding arbitration before a single arbitrator as set forth in Appendix A attached hereto and incorporated herein in its entirety; provided, however, that this provision shall not limit the Company’s rights under Section 5.7 herein.

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8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section), or (ii) sent by electronic mail to the following electronic mail address of the other party hereto (or such other electronic mail address for such party as shall be specified by notice given pursuant to this Section), with a confirmatory copy maintained by the sending party showing such electronically mailed notice was read by the recipient:

If to the Company, to:

Twin Hospitality Group Inc.

Attention: Chief Legal Officer

5151 Belt Line Road, Suite 1200

Dallas, Texas 75254

E-mail: [Email]

If to Employee, to:

Kim A. Boerema

[ADDRESS]

[ADDRESS]

Personal email: [Email]

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement may not be modified other than by a written agreement executed by Employee and the Company.

11. Successors/Assigns & Change In Control. This Agreement is personal to Employee and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign and transfer its rights and obligations under this Agreement, by operation of law or otherwise, to any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise as permitted under the Company’s charter documents and California law. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflict of laws.

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13. Representations and Warranties. Employee represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Employee. Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligation hereunder. Employee agrees to indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

14. Waiver. No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. Application of Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code. In the event that any payment under this Agreement does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code.

16. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or any breach hereof, including litigation, mediation or arbitration proceedings, the Prevailing Party shall be entitled to recover from the losing party all reasonable attorneys’ and expert witness fees, costs and expenses incurred in connection with such claim or dispute. “Prevailing Party” within the meaning of this Section shall include, without limitation, a party who successfully brings/defends an action against the other party for sums allegedly due or performance of covenants allegedly breached, or that party who obtains/defends substantially the relief sought in the action, whether in arbitration or litigation.

17. Cooperation. Employee agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which he was involved prior to the termination of his employment. Employee acknowledges and agrees that his obligations under this Section will continue beyond the termination of the Employment Period, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request.

18. Construction. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

19. Legal Representation. Employee acknowledges that he understands that this is a legally binding contract and that he has been encouraged to and has had a reasonable opportunity to consult with legal counsel of his choice prior to execution.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument. Photocopies or PDF versions of such signed counterparts may be used in lieu of the originals for any purpose. The parties agree that this Agreement may be electronically signed and that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Prior to the execution of this Agreement, either party may withdraw their consent to sign this Agreement electronically by notifying the other party that such consent is withdrawn.

[Signature page follows]

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IN WITNESS HEREOF, the parties hereto execute and effectuate this Agreement as of the last date stated below.

Dated: June 27, 2025	/s/ Kim A. Boerema
Kim A. Boerema

TWIN HOSPITALITY GROUP INC.

Dated: June 27, 2025	/s/ Kenneth Kuick
Kenneth Kuick, Chief Financial Officer

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APPENDIX A

AGREEMENT TO ARBITRATE

Employee understands and agrees that any dispute arising out of Employee’s employment with the Company will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and resolved by a neutral arbitrator in a binding arbitration conducted in the city in which Employee is employed and administered by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the then current JAMS’ Employment Arbitration Rules and Procedures (the “Arbitration Rules”) which may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. Employee agrees that in the event the Federal Arbitration Act does not apply, that any dispute arising out of his employment will be governed by the applicable state law governing arbitration.

Claims Covered By Arbitration. Employee and the Company agree that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, equity holder or benefit plan of the Company) arising out of, relating to or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company shall be subject to final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration and thereby agree to waive any right to trial by jury include any statutory claims under any local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Workers Adjustment and Retraining Notification Act, the Family and Medical Leave Act, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and willful misconduct, as well as any claims for unpaid wages, salary, commissions, bonus or other compensation, including any claims relating to the grant of any right to receive or acquire equity in the Company. Employee further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Employee.

Claims/Remedies Excluded From Arbitration. Notwithstanding the foregoing Paragraph, the following individual claims shall not be subject to this Agreement: (a) claims within the jurisdictional limit of small claims Court; (b) claims brought under any applicable workers compensation law; (c) claims for administrative relief with any local, state or federal administrative body (such as the Equal Employment Opportunity Commission); (d) claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans that provide their own claims and appeals procedure for challenging any denial of benefits; and (e) claims that applicable laws do not permit to be resolved by final and binding arbitration. In addition, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. Employee agrees that any party may petition the court for provisional injunctive relief, and seek permanent injunctive relief from the arbitrator, where either party alleges or claims a violation of any agreement between the parties regarding trade secrets, confidential information, non-solicitation or non-competition. Employee understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an provisional and/or permanent injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees

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Arbitration Procedure. Employee and the Company will jointly select the neutral arbitrator in the manner provided in the Arbitration Rules. The arbitrator’s award will be provided in writing, as required by the Arbitration Rules, and such writing shall include findings of fact and conclusions of law. Discovery will be permitted prior to the arbitration hearing in the nature and manner, as the arbitrator considers necessary to obtain a full and fair exploration of the issues in dispute, pursuant to the Arbitration Rules. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees, costs and equitable relief, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay any filing fees associated with any arbitration Employee initiates, but only so much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law (unless the arbitrator finds that such fees would be waived under applicable law if the action were filed in court). Employee understands that a claim under this arbitration provision must be filed with JAMS within the time limit established by the applicable statute of limitations.

Arbitration Is Sole Remedy For Covered Claims. Except as provided by applicable law and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company for all claims covered by this Agreement. Accordingly, except as otherwise provided in the Arbitration Rules and this Agreement, neither party will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted. Either party also may seek to confirm and enforce the arbitration award in any court of competent jurisdiction.

Individual Claims Only. The Company and Employee agree that all claims pursued against each other will be on an individual basis. To that end, the Company and Employee hereby waive their right to commence, to become a party to, or to remain a participant in, any group, representative, class, collective, or hybrid class/collective action, in any court, arbitration, proceeding, or any other forum, against the other. The parties agree that any claim by or against the Company or Employee shall be heard in arbitration without joinder of parties or consolidation of such claim with any other person or entity’s claim, except as otherwise agreed to in writing by the Company and Employee.

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